Exhibit 99.1

This news release constitutes a “designated news release” for the purposes of Canopy Growth’s prospectus supplement dated June 6, 2024 to its short form base shelf prospectus dated February 28, 2025.

Canopy Growth Strengthens Balance Sheet with Optional Early Prepayment to Reduce Term Loan by US$100 Million

Early Prepayment Reduces Annual Interest Expense by US$13 Million, Extends Maturity of Term Loan to September 2027

SMITHS FALLS, ON. April 1, 2025 — Canopy Growth Corporation (“Canopy Growth” or the “Company”) (TSX: WEED) (Nasdaq: CGC), a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives, announced today that it has made an optional early prepayment under its senior secured term loan (the “Term Loan”) in an aggregate principal amount equal to US$100 million at a discounted price of US$97.5 million. This results in interest expense savings of approximately US$13 million on an annualized basis.

“Canopy has further improved its balance sheet with this early prepayment by reducing our overall debt position as well as lowering annual interest costs,” said Judy Hong, CFO of Canopy Growth. “In addition, with this prepayment now made, we have no material debt obligation until September 2027.”

This prepayment was optional under the terms of the agreement between the Company and its senior lenders as part of a series of amendments to the Term Loan (the “Term Loan Amendment”). Pursuant to the Term Loan Amendment, Canopy Growth had the option to make this prepayment by March 31, 2025 (the “Second Prepayment”). As a result of making the Second Prepayment, the maturity date of the Term Loan has been extended to September 18, 2027.

The optional early prepayment of the Term Loan demonstrates Canopy Growth’s continued focus on reducing debt and improving its balance sheet, positioning the Company for sustainable growth in the evolving global cannabis market.

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More Information
Alex Thomas
Director, Communications
alex.thomas@canopygrowth.com

Investor Contact:
Tyler Burns
Director, Investor Relations
tyler.burns@canopygrowth.com

About Canopy Growth
Canopy Growth is a world-leading cannabis company dedicated to unleashing the power of cannabis to improve lives.

Through an unwavering commitment to our consumers, Canopy Growth delivers innovative products with a focus on premium and mainstream cannabis brands including Tweed, 7ACRES, DOJA, Deep Space and Claybourne, as well as category-defining vaporization devices by Storz & Bickel. In addition, Canopy Growth serves medical cannabis patients globally with principal operations in Canada, Germany, Poland, and Australia.

Canopy Growth has also established a comprehensive ecosystem to realize the opportunities presented by the U.S. THC market through an unconsolidated, non-controlling interest in Canopy USA. Canopy USA’s portfolio includes ownership of Acreage Holdings, a vertically integrated multi-state cannabis operator with operations throughout the U.S. Northeast and Midwest, as well as ownership of Wana Brands, a leading North American edibles brand, and majority ownership of Jetty Extracts, a California-based producer of high-quality cannabis extracts and clean vape technology.

At Canopy Growth, we’re shaping a future where cannabis is embraced for its potential to enhance well-being and improve lives. With high-quality products, a commitment to responsible use, and a focus on enhancing the communities where we live and work, we’re paving the way for a better understanding of all that cannabis can offer.

For more information visit www.canopygrowth.com.